Exhibit 10.46

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

SUCROSE ACETATE ISOBUTYRATE PHARMACEUTICAL GRADE

SUPPLY AGREEMENT

between

EASTMAN CHEMICAL COMPANY

and

DURECT CORPORATION

List of Attachments

Schedule 1A – SAIB Food Grade Sales Specifications

Schedule 1B – SAIB Pharmaceutical Grade Sales Specifications

Schedule 2 – Confidential Disclosure Agreement (Eastman Form for Audits)

Schedule 3A – SAIB Food Grade Pricing

Schedule 3B – SAIB Pharmaceutical Grade Pricing

Schedule 4 – Confidential Disclosure Agreement (Durect and Eastman)

SUCROSE ACETATE ISOBUTYRATE PHARMACEUTICAL GRADE SUPPLY AGREEMENT

This Supply Agreement is made as of the 30th day of December, 2005 (Effective Date), by and between:

Seller

Eastman Chemical Company, a Delaware corporation with a place of business at 200 South Wilcox Drive, Kingsport, TN 37662-5280 (“Eastman”); and

Buyer

Durect Corporation, a company organized and existing under the laws of Delaware with a place of business at 10260 Bubb Road - Bldg. A, Cupertino, CA 95014 (“Durect”)

Background

0.1 Durect desires to use a compound which is known as sucrose acetate isobutyrate (“SAIB”) as a pharmaceutical excipient for drug formulations.

0.2 Eastman currently produces sucrose acetate isobutyrate food grade which is manufactured under food current Good Manufacturing Practices. Ultimately Durect desires a supply of sucrose acetate isobutyrate pharmaceutical grade which would be manufactured under [* * *].

0.3 Subject to the terms and conditions hereof, the parties agree that Eastman will manufacture and supply SAIB-FG and subsequently SAIB-PG to Durect for use and sale. The Eastman manufacturing site designated for manufacture of these materials is [* * *].

Article 1

Definitions

1.1 “Specifications” shall be exclusively defined in Schedules 1A and 1B which include the sales specifications for SAIB, or which are subsequently amended pursuant to Article 4.3(a) hereof or by written agreement of the parties.

1.2 “Affiliate” or “Affiliates” shall be understood to mean any corporation or other legal entity controlling, controlled by or under common control of an organization, through

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stock ownership or other equity interest, direct or indirect. For the purposes of this definition, control means ownership or the power to direct the voting activities of more than fifty percent (50%) of the voting stock of, or similar ownership in or to, an organization.

1.3 [* * *]

1.4 “DMF” shall mean a Type IV drug master file filed with the FDA which includes the information relating to the manufacture of SAIB-PG.

1.5 “Product(s)” shall either collectively or individually mean SAIB-FG or SAIB-PG.

1.6 SAIB-FG shall mean sucrose acetate isobutyrate food grade as set forth in Schedule 1A.

1.7 SAIB-PG shall mean sucrose acetate isobutyrate pharmaceutical grade as set forth in Schedule 1B.

Article 2

Process change and cost recovery

2.1 Product Qualification. Eastman will validate the process to produce SAIB [* * *] and file a DMF with the U.S. Food and Drug Administration (“FDA”) (as further defined below) on or about [* * *] after the Effective Date of this Agreement provided that payments as outlined in Section 2.4, Cost Recovery have been completed as outlined in Section 2.4. This timeline shall be extended if [* * *]. In the case of [* * *]. Prior to [* * *]. Commencing from the time of [* * *]. Furthermore, third parties which have a contractual relationship with Durect for use of Product (“Durect Licensees”) shall also be allowed to [* * *] provided that in Durect’s contract with such Durect Licensee, such Durect Licensee provides to Durect acknowledgements, representations, warranties and indemnities no less stringent than provided by Durect to Eastman under Article 7 herein and such Durect Licensee shall be subject to terms relating to the disclosure and use of confidential information no less stringent than applicable to Durect in Article 9 herein.

2.2 Drug Master File. Eastman will allow Durect and Durect Licensees the right to reference the DMF [* * *].

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Subject to an acceptable agreement between parties in regard to specific countries, timing and cost [* * *]. [* * *]

Upon request, Eastman will [* * *]. Eastman shall retain the right to [* * *]

2.3 [* * *]

2.4 Cost recovery. Eastman will invest capital estimated at [* * *] (“Estimated Capital Amount”) and will provide technical resources estimated at [* * *] (“Estimated Technical Resource Amount”) for process validation and DMF submission.

•	Durect shall pay the Estimated Capital Amount. This payment will be due within [* * *] of complete execution of this Agreement. Eastman will not initiate the capital purchase process unless and until the above referenced payment has been received. [* * *] Durect will have the right to conduct an audit through a third party auditor that is acceptable to Eastman which has executed an acceptable confidentiality agreement with Eastman solely to verify the Actual Capital Amount. The cost of such audit shall be at Durect’s expense, unless the audit identifies an overcharge of more than [* * *], in which event, the cost of such audit shall be borne by Eastman.

•	Payment of the Estimated Technical Resource Amount, less [* * *]. Eastman will invoice Durect for this amount which would be due within [* * *] of the invoice date. Failure of Durect to pay any correct invoice within the appropriate time period shall entitle Eastman to [* * *].

[* * *] In the event that Durect exercises its rights under this paragraph, Eastman would provide Durect with [* * *].

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 3

Term and Exclusivity

3.1 Term. The term of this Agreement shall commence on the date written on the first page, and unless terminated in accordance with the terms of this Agreement, shall expire upon [* * *] (“Initial Term”). Durect shall notify Eastman when
[* * *]. [* * *]

3.2 Renewals. The Agreement may be renewed for successive [* * *] terms. At least [* * *] prior to the end of the Initial Term or [* * *] prior to the end of a Renewal Term, Durect may, by notice hereunder, elect to request that the Term be renewed for a [* * *] (“Renewal Term”). Provided that [* * *] , this Agreement shall be extended for a Renewal Term.
[* * *]

3.3 [* * *]

Article 4

Quality Control and Testing

4.1 Acceptance and Return.

a) [* * *]

b) [* * *]

c) [* * *]

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d) [* * *]

4.2 [* * *]

4.3 Inspections

(a) Inspections and Audits by Durect. Eastman shall allow Durect up to [* * *] audit per [* * *] which shall be shall be limited to [* * *] . The length of the [* * *] audit shall not exceed [* * *] . The limit of [* * *] audit [* * *] may be increased if an audit is needed for cause, as agreed by both parties and such agreement shall not be unreasonably withheld. Durect, and not customers of Durect, would complete these audits. Durect shall give an advance notice of at least [* * *] prior to performing a [* * *] audit. Durect will conduct the audit in a fashion that would not be disruptive to manufacturing processes. Furthermore, the right of Durect to conduct any such inspections of Product(s) shall be conditioned upon Durect’s agreement to abide by all health, safety and security requirements and other reasonable requests and limitations applicable to visitors to Eastman’s facilities. [* * *]

Auditors from Durect shall execute a confidentiality agreement, which form is attached as Schedule 2. [* * *]

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Following such audits, Durect will submit a report to Eastman with any findings. If any items are identified as requiring follow-up action, then Eastman shall respond to Durect in writing within [* * *] of the receipt of the report. [* * *]

Furthermore, before [* * *]; at the time of [* * *]; and just prior to the [* * *], Durect will perform an audit to review the [* * *] in place for SAIB PG. The parties shall form a joint team to address and agree upon [* * *]. This team shall be formed and hold its first meeting within [* * *] after the Effective Date of this Agreement. [* * *]

(b) [* * *]

(c) [* * *]

4.4 [* * *].

Article 5

Forecasts and Ordering

5.1 Forecasting. Durect will provide a rolling [* * *] forecast at the beginning of each [* * *]. If [* * *], the [* * *] of such forecast shall represent a firm commitment to purchase the

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

amounts forecasted within the period forecasted, and [* * *], Durect agrees to [* * *]. Any applicable [* * *]. If [* * *] of such forecast shall represent a firm commitment to purchase the amounts forecasted.

5.2 Purchase Orders and Confirmation. Durect shall give Eastman a firm order of its requirements for Product(s) at least [* * *] prior to the required delivery date. Each firm order shall specify the quantity of Product(s) ordered and the required delivery date. Eastman will confirm its ability to meet the quantity and delivery date within [* * *]. This Agreement sets forth the terms and conditions applicable to purchase orders issued during the term of this Agreement. This Agreement supersedes in its entirety all of the pre-printed purchase order terms and conditions appearing on Durect’s purchase order forms.

5.3 Shipment. As confirmed in Section 5.2, Eastman shall deliver to Durect Product(s) in the quantities and by the delivery date set forth in the purchase orders referred to in Section 5.2. All Product(s) sold to Durect hereunder shall be shipped, at Durect’s election, to either: (i) [* * *]; or (ii) [* * *]. All SAIB shipped to Durect hereunder shall be shipped as [* * *].

5.4 Purchase Quantities. In addition to purchases of Product(s), during the Initial Term, Durect agrees to [* * *]

Durect further agrees to purchase [* * *] of its requirements, which are estimated not to exceed [* * *], from Eastman during the term of the Agreement. Durect’s failure to purchase [* * *] of their requirements shall represent a material breach of this Agreement. [* * *] quantities beyond [* * *] would require additional discussion and agreement in order to [* * *]. Furthermore, such additional discussion and agreement must occur at least [* * *] prior to Durect’s need for such additional quantities.

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Article 6

Prices and Payment Terms

6.1 Price. In consideration for the supply of Product(s) undertaken by Eastman hereunder, Eastman shall receive payment from Durect pursuant to the terms and conditions set out in Schedules 3A and 3B hereto.

6.2 Payment Terms. Durect shall settle each invoice received from Eastman within [* * *] from date of such invoice. Payments hereunder shall be in U. S. Dollars (USD), shall be paid to Eastman’s account specified in writing to Durect from time to time hereunder, and shall be subject to such additional payment terms and conditions as may be set forth in Schedule 3 hereto.

6.3 No Setoff. All payments to Eastman by Durect hereunder shall be made free and clear of, and without deduction for, any withholding, discount, offset or other deduction of any kind, except as expressly authorized in advance by Eastman in writing.

Article 7

Liabilities

7.1 Warranty and Disclaimer. Each party represents and warrants to the other party that: (a) it has the power and authority to enter into this Agreement and perform its obligations hereunder; and (b) it has all governmental licenses, permits and authorizations necessary to fulfill its obligations under this Agreement. Eastman represents and warrants that the Product(s) are manufactured to the Specifications attached hereto. [* * *]. In addition, Eastman represents and warrants that: (i) [* * *]; (ii) [* * *]; and (iii) [* * *]. OTHER THAN AS SET FORTH HEREIN, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, SPECIFICALLY EXCLUDED ARE THE WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND THE IMPLIED WARRANTY OF MERCHANTABILITY. Durect acknowledges that [* * *]. Durect represents to Eastman that (1) [* * *], 2) [* * *], 3) [* * *]. Furthermore, Durect assumes [* * *]. Durect represents to Eastman that (1) [* * *], 2) [* * *]. Furthermore, Durect assumes [* * *].

7.2 Indemnity. Durect agrees to indemnify and hold harmless Eastman, its employees, officers, directors, and agents from and against all liabilities, claims, demands, causes of action, including governmental action, costs and expenses (including reasonable attorneys’ fees and

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expenses) brought by any third party, including, but not limited to Durect Licensees, arising out of or in connection with [ * * *]

7.3 [ * * *] Indemnity. Durect agrees to indemnify Eastman against all damages, costs and expenses resulting from [ * * *].

Article 8

Termination

8.1 Termination.

(a) Bankruptcy. In the event either party shall be unable to pay its bills as they become due in the ordinary course, or if a trustee or receiver of any of its property shall be appointed for either party, or if either party shall make any assignment for the benefit of creditors, or if a petition in bankruptcy shall be filed by or against either party, or if either party shall liquidate its business for any reason, then the other party shall have the right to terminate this Agreement [ * * *] upon notice.

(b) Breach. If one of the parties materially breaches this Agreement and such breach either is not curable or is not cured within [ * * *] after notice of the breach by the non-breaching party (or, if the breach is not capable of cure within [ * * *], the breaching party has not commenced a cure within [ * * *] after such notice and has not cured such breach as soon thereafter as possible, but in no case longer than [ * * *], then the non-breaching party may terminate this Agreement effective [ * * *] upon notice hereunder, such termination subject in addition to the provisions of Section 8.2 hereof. Notwithstanding the foregoing, in the event that Durect desires to terminate this Agreement due to a material breach not cured by Eastman, Durect may [ * * *]

(c) [ * * *]

8.2 Consequences of Termination. The termination or expiration of this Agreement shall not relieve either party of any obligations and liability for any monies due to the other or accrued before and up to the time of such termination or expiration which have not been credited or otherwise repaid, nor shall it relieve either party of the post-termination obligations imposed by this Agreement.

8.3 Survival. Notwithstanding anything herein to the contrary, the provisions of Sections 4.1; 4.2; 4.4; 7; 8.1(b); 8.2; 9; and 10.2 hereof shall survive any expiration or termination of this Agreement. [ * * *]

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Article 9

Intellectual Property

9.1 Confidential Information. Eastman and Durect agree that during the Initial Term all Confidential Information (as defined herein) disclosed to the receiving party or its Affiliates (herein collectively the Receiving Party) by the other party or its Affiliates (herein collectively the Disclosing Party) shall be deemed to be confidential and shall be treated as such by the Receiving Party and shall not be disclosed, in whole or in part, by the Receiving Party to anyone else (except to those of the Receiving Party’s employees who are bound to the Receiving Party by like obligations of confidentiality or as required by law or as required for regulatory purposes) and shall be used only for the purposes of this Agreement. In safeguarding such information, the Receiving Party will exercise the same diligent and thorough care throughout said period as it would with its own confidential information.

(a) Definition of Confidential Information. “Confidential Information” means:

(1) all information disclosed pursuant to the Confidential Disclosure Agreement dated [ * * *] and subsequent renewals, between the parties (the [ * * *] CDA”), attached hereto as Schedule 4, which information is “Information” as defined in the [ * * *] CDA; and

(2) all [ * * *] information disclosed to a Receiving Party by a Disclosing Party on or after [ * * *], that is disclosed to the Receiving Party in a Document (as defined herein) labeled as confidential at the time of disclosure or, that if disclosed to the Receiving Party in a form other than a document, that is identified by the Disclosing Party as having been disclosed and confidential in writing within [ * * *] of disclosure. Confidential Information does not include any information which:

(i) [ * * *], or

(ii) [ * * *], or

(iii) [ * * *] or

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(iv) [ * * *].

(b) Document. The term “Document” includes the original or any copy of any book, record, report, memorandum, paper, communication, tabulation, chart or other document. It also includes all letters, words or numbers, or their equivalent, set down by handwriting, typewriting, printing, photostatting, photographing, magnetic or optical impulse, mechanical or electronic recording or other form of data compilation. It also includes still photographs, x-ray films, videotapes and motion pictures.

(c) Exclusions. Notwithstanding anything herein to the contrary, a party may disclose the Confidential Information of the other party without the prior written consent of the other party as follows:

[ * * *]

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as required [ * * *] by law, rule, regulation, legal process or judicial order, provided that such party has used reasonable efforts to obtain or to assist the other in obtaining the highest level of confidentiality obligation with respect to such other party’s Confidential Information, if any, that any agency or other recipient is willing to assume to protect Confidential Information and that such party has provided the other party with reasonably prompt notice of the disclosure.

9.2 Public Announcements. The parties hereby agree to use reasonable efforts to keep the existence and content of this Agreement strictly confidential, until such time as Eastman and Durect shall have otherwise agreed in writing; provided, however, that, the existence and content of the Agreement may be disclosed by a party without the prior consent of the other party: [ * * *] as required by applicable law or regulation; [ * * *] in connection with the enforcement of this Agreement; [ * * *]; as shall be necessary for governmental notification purposes or as otherwise required by applicable law.

Article 10

General Provisions

10.1 Force Majeure. Eastman shall not be deemed to be in breach hereof on account of any delay in delivery or other performance caused in whole or in part by, or otherwise materially related to, the occurrence of any contingency beyond Eastman’s control, including but not limited to: war or hostility; failure or delay on land, water or air transportation; act of any government or agency, subdivision or branch thereof; judicial action; strikes or other labor disputes; accident, fire, explosion, flood, storm or other acts of God; shortage of labor, fuel, power, inventory or machinery; delay or failure to perform by any supplier; mechanical breakdown or equipment failure; or, in general, any other contingency whatsoever (whether similar or dissimilar to those set forth herein) where Eastman has exercised reasonable care in the prevention thereof.

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10.2 Effects of Force Majeure. In the event of any contingency as described hereunder, [ * * *]

10.3 Notices. All notices, requests, reports, demands and other communications made or given under the terms of this Agreement or in connection herewith shall be in writing and shall be either personally delivered, transmitted by postage prepaid registered mail, or by telecopy (confirmed in writing by postage prepaid registered mail), and shall be addressed to the appropriate party at the addresses set forth below. Any notice, request, demand or other communication given or made pursuant to this Section shall be deemed effective: (i) in the case of personal delivery, on the date of delivery and (ii) in the case of mail delivery, on the date which is [ * * *] after the mailing thereof.

If to Eastman:

Eastman Chemical Company

Attn: [ * * *]

P. O. Box 431

200 South Wilcox Drive

Kingsport, Tennessee 37662

With a copy to:

Eastman Chemical Company

Attn: Chief Legal Officer

P.O. Box 511, B-75

Kingsport, TN 37660

If to Durect:

Durect Corporation

Attn: General Counsel

10260 Bubb Road - Bldg. A

Cupertino, CA 95014-4166

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10.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of [ * * *], without regard to its provisions concerning conflicts or choice of law.

10.5 Non-Waiver of Rights. The failure by either party at any time to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions or any other provisions hereof. The exercise by either party of any of its rights herein or at law or in equity shall not preclude or prejudice such party from exercising any other rights provided herein or at law or in equity.

10.6 Entire Agreement - Modifications. This Agreement supersedes all prior agreements, oral or written, between the parties hereto and contains the entire and only agreement between the parties regarding the subject matter hereof (except as otherwise expressly provided herein), and any representation, terms or conditions relating thereto or in connection therewith, oral or in writing, not incorporated herein will not be binding upon either party. For avoidance of doubt, the [ * * *] CDA shall govern confidentiality obligations prior to the Effective Date of this Agreement, and this Agreement shall govern confidentiality obligations thereafter. No modification, termination, notice of termination or discharge of this Agreement or any of the provisions hereof nor any representation, promise or condition relating to this Agreement will be binding unless made in writing with express reference to this Agreement, signed by both parties. Notwithstanding anything herein to the contrary, the parties may amend any of the Schedules hereto at any time during the Term by executing a version thereof dated after the then-current version, and signed by both parties. All of the Schedules, and any amendments thereto made pursuant to this Section, are a part of this Agreement and are hereby incorporated herein.

10.7 Agreement Precedence. In the event of any conflict between this Agreement and any purchase order form or other agreements which may be entered into by the parties and/or their Affiliates governing the same matters set forth herein, this Agreement will take precedence, unless such subsequent agreement specifically refers to this Agreement and indicates that such subsequent agreement will take precedence over this Agreement.

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10.8 Assignment. [ * * *]

10.9 Partial Invalidity. Should any one provision to this Agreement be invalid or void in whole or in part, the parties shall substitute the invalid provision by a valid provision which achieves as much as possible the purport, sense and economic purpose of the invalid provision. The remaining provisions of this Agreement shall not be affected by the nullity/invalidity of individual provisions and shall remain in full force and effect unless such invalid provision(s) are of such essential importance to this Agreement that the parties could not be reasonably expected to have concluded the Agreement without the invalid provision(s).

10.10 Contractor Status. Eastman is an independent contractor and nothing herein contained and no course of dealing between the parties will create or be deemed to create an agency, partnership, joint venture or any other relationship, fiduciary or otherwise between the parties hereto. Except as otherwise expressly indicated herein, neither party is granted any right or authority to assume or to create an obligation or responsibility, express or implied, on behalf of or in the name of the other in any manner whatsoever.

10.11 Insurance. [ * * *]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Eastman Chemical Company (Eastman)

By:	/S/
[ * * *]

Title:	[ * * *]

Durect Corporation (Durect)

By:	/S/ JAMES E. BROWN
James E. Brown

Title:	President & CEO

Schedule 1A

SAIB Food Grade Sales Specifications

[ * * *]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1B

SAIB Pharmaceutical Grade Sales Specifications

[ * * *]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 2

Confidential Disclosure Agreement (Eastman Form)

[ * * *]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3A

SAIB Food Grade Pricing

[ * * *]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3B

SAIB Pharmaceutical Grade Pricing

[ * * * ]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Schedule 4

Confidential Disclosure Agreement

[ * * * ]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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